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                                                                   EXHIBIT 99(1)


     Harrah's Entertainment Completes Acquisition Of Harveys Casino Resorts

      LAS VEGAS, July 31, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) announced today that it has completed its acquisition of Harveys Casino Resorts from Colony Investors III, L.P. and other stockholders for $625 million, including debt. Harrah's also assumed a $50 million off-balance-sheet obligation of Harveys.

      With the acquisition, Harrah's Entertainment adds the Harveys Resort & Casino in Lake Tahoe, Nev.; the Harveys Casino Hotel and the Bluffs Run Casino, both in Council Bluffs, Iowa, and Harveys Wagon Wheel Hotel/Casino in Central City, Colo. to its portfolio of properties.

      "The addition of the Harveys properties to our existing geographic network will enable us to further grow our Total Rewards customer-loyalty program," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer.

      "We are excited about introducing the Harrah's brand to a potential 1.7 million new customers in western Iowa and eastern Nebraska and integrating Harveys existing database of more than 600,000 Council Bluffs customers," Satre said.

      "Our priority is to provide Harveys customers with the high-quality casino-entertainment experience and unsurpassed service Harrah's customers have come to expect," said Gary Loveman, Harrah's Entertainment's President and Chief Operating Officer.

      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most geographically diversified casino company in the United States operating 25 casinos

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under the Harrah's, Showboat, Rio and Harveys brand names. With a combined database of more than 23 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      Additional information about Harrah's Entertainment is available on the Company's web site, www.harrahs.com.

      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.

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